Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-251374) pertaining to the 2020 Equity Incentive Plan, the 2020 Employee Stock Purchase Plan, and the 2010 Stock Plan of ContextLogic Inc., and
(2)	Registration Statement (Form S-8 No. 333-262433) pertaining to the 2022 New Employee Equity Incentive Plan of ContextLogic Inc.;

of our reports dated March 14, 2022, with respect to the consolidated financial statements of ContextLogic Inc. and the effectiveness of internal control over financial reporting of ContextLogic Inc. included in this Annual Report (Form 10-K) of ContextLogic Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

San Francisco, California

March 14, 2022